Exhibit 99.1

Carter Validus Mission Critical REIT, Inc. Sells 14-Property Data Center Portfolio
for $750,000,000

Tampa, FL - December 20, 2017 - Carter Validus Mission Critical REIT, Inc. (the “Company”) announced today that it sold a 14-property data center portfolio (the “Portfolio”) for $750,000,000, to an affiliate of Mapletree Investments Pte Ltd, a Singapore headquartered real estate development, investment and capital management company and Mapletree Industrial Trust, a Singapore Exchange listed real estate investment trust (collectively, “Mapletree”). The aggregate net book value of the Portfolio, inclusive of one joint venture interest, as held on the Company’s balance sheet, including intangible assets recorded upon acquisition of the properties and straight-line rent receivable, was approximately $598,000,000 as of September 30, 2017. The Company repaid approximately $170,000,000 in property and company level principal debt in conjunction with the sale of the Portfolio.

“We are pleased with the completion of this sale of the Portfolio to Mapletree, which we strategically assembled over a period of years through on- and off- market acquisitions, and represents a notable gain for the Company. We enjoyed the professionalism demonstrated by Mapletree throughout the transaction, and look forward to a continuing relationship with Mapletree,” stated Michael A. Seton, President of the Company.

“We believe the sale of the Portfolio to Mapletree represents another step towards our ultimate goal of providing value to our stockholders. The Company is actively evaluating how to best deploy the proceeds from our capital transactions, including potentially paying a special distribution to our stockholders,” stated John E. Carter, Chief Executive Officer of the Company.

Independent Advisors
Moelis & Company LLC acted as lead financial advisor to the Company, along with KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. acting as co-advisors, and Morris, Manning & Martin, LLP serving as legal counsel to the Company.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions on mission critical assets in the data center and healthcare sectors.

Media Contact
Stacy Sheedy
Marketing Manager, Carter Validus
813-316-4292
ssheedy@cvreit.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as

“anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.
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